EXHIBIT 99

FOR RELEASE 9:30 a.m. January 21, 2005

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION POSTS RECORD EARNINGS FOR

EIGHTH CONSECUTIVE YEAR; FOURTH QUARTER NET JUMPS 53%.

ROANOKE, VIRGINIA. January 21, 2004 — Roanoke-based Valley Financial Corporation (VYFC) announced today its consolidated financial results, including the highest yearly and quarterly net income in its history. For the three months ended December 31, 2004 Valley Financial reported net income of $854,000 compared with $557,000 for the same three months of 2003, a 53% jump. Fully diluted earnings per share were $.21 in 2004’s fourth quarter versus $.14 in 2003. Return on average total assets was 0.92% for the fourth quarter of 2004 against 0.73% in 2003. Fourth quarter return on average total equity was 12.91% in 2004 and 10.42% in 2003.

Net income for all of 2004 was $2,824,000 compared with $2,600,000 for 2003, an increase of 9%. Fully diluted earnings per share were $.70 in 2004 versus $.67 in 2003. Return on average total assets was 0.82% for 2004 against 0.93% in 2003. Return on average total equity was 12.00% in 2004 and 12.89% in 2003.

At December 31, 2004 Valley Financial’s total assets were $373,758,000, total deposits were $279,333,000, total loans stood at $282,776,000 and total shareholders’ equity was $28,316,000. Compared with December 31, 2003 the Company experienced increases of $64,749,000 or 21% in total assets, $56,311,000 or 25% in total deposits, $60,173,000 or 27% in total loans over the twelve-month period and $6,754,000 or 31% in shareholders’ equity. With total capital representing over 10% of risk-adjusted total assets, the Company meets the regulatory minimum to be considered “well capitalized.”

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “We sustained our pattern of rapid growth and expanding market share in 2004. We continue to grow deposits at a rate well in excess of the rate of expansion in the local deposit market, and we now control almost 7% of total bank deposits where we operate. From June 2003 to June 2004 - the most recent FDIC branch data available - our deposits increased at a faster percentage than any of our competitors, and our dollar increase in deposits was second only to a bank five times our size. The new branch we will open shortly in the Grandin Village area will help keep deposit growth moving ahead in 2005. Last year was a challenging operating environment – with the pressure on margins from interest rates lingering at four-decade lows until later in the year – but we are proud to report earnings at record levels, and a very strong increase from the fourth quarter of 2003. Had we not issued over 400,000 new shares of stock in 2004, some 11% additional shares, the increase in earnings per share for the quarter and the year would have been even more impressive.”

Gutshall additionally said “We are pleased to have ended the year with solid asset quality ratios. Our asset quality ratios compare quite favorably to peers, as they have done ever since Valley Bank opened almost ten years ago. As of December 31, 2004 non-performing assets were only 0.10% of total assets, down by three-quarters from 0.40% at year-end 2003.”

During the fourth quarter of 2004 the Company completed the private placement of 275,000 shares of its common stock in a sale that raised $3,850,000 in additional equity capital prior to registration expenses. The shares were purchased at $14 per share by Nicholas F. Taubman, prominent Roanoke businessman and investor, and certain entities affiliated with the Taubman family.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from seven full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road and 3850 Keagy Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. An eighth full-service office is expected to open at 1327 Grandin Road in Roanoke during the first quarter of 2005. The bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

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VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31 2004	December 31 2003
Total assets	$373,758	$309,009
Total loans	282,776	222,603
Investments	71,475	66,195
Deposits	279,333	223,022
Borrowed funds	64,004	63,283
Shareholders’ equity	28,316	21,562
Non-performing assets to total assets	0.10%	0.40%
Loans past due more than 90 days to total loans	0.08%	0.00%
Allowance for loan losses to net loans	1.07%	1.17%
Book value per share, exclusive of accumulated other comprehensive income (loss)	6.94	5.83 *

*	Adjusted as necessary to reflect the 2 - for - 1 stock split effective May 31, 2004

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31		For the Year Ended December 31
	2004	2003	2004	2003
Interest income	$4,990	$3,938	$17,858	$15,215
Interest expense	1,926	1,485	6,929	5,750
Net interest income	3,064	2,453	10,929	9,465
Provision for loan losses	55	495	633	966
Net interest income after provision for loan losses	3,009	1,958	10,296	8,499
Noninterest income	345	307	1,350	1,317
Noninterest expense	2,166	1,535	7,799	6,445
Net income before taxes	1,188	730	3,847	3,371
Provision for income taxes	334	173	1,023	771
Net income	$854	$557	$2,824	$2,600
Basic net income per share*	$0.22	$0.15	$0.75	$0.71
Diluted net income per share*	$0.21	$0.14	$0.70	$0.67
Return on average total assets	0.92%	0.73%	0.82%	0.93%
Return on average total equity	12.91%	10.42%	12.00%	12.89%
Yield on earning assets (TEY)	5.77%	5.65%	5.57%	5.94%
Cost of funds	2.25%	2.10%	2.17%	2.22%
Net interest margin	3.57%	3.56%	3.45%	3.74%
Overhead efficiency ratio	61.47%	52.28%	60.92%	54.85%

*	Adjusted as necessary to reflect the 2 - for - 1 stock split effective May 31, 2004